Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan (Prior Plan), 2020 Equity Incentive Plan, and 2020 Employee Stock Purchase Plan of Kronos Bio, Inc. of our report dated July 31, 2020 (except for the sixth paragraph of Note 1, as to which the date is October 5, 2020), with respect to the financial statements of Kronos Bio, Inc. included in its Registration Statement (Form S-1 No. 333-248925) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
October 9, 2020